EXHIBIT 11.2

                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
             Quarter Ended September 27, 1998 and September 28, 1997

(Thousands of Dollars and Shares Except Per Share Data)



                                          1998                 1997
                                    -----------------    -----------------
                                     Basic    Diluted     Basic    Diluted
                                    -------   -------    -------   -------

Net earnings                       $ 61,330    61,330     77,400    77,400
Interest and amortization on 6%
 convertible notes, net of taxes          -         -          -     1,433
                                    -------   -------    -------   -------
Net earnings applicable to
 common shares                     $ 61,330    61,330     77,400    78,833
                                    =======   =======    =======   =======

Weighted average number of shares
 outstanding:
  Outstanding at beginning of
   period                           132,012   132,012    127,441   127,441
  Exercise of stock
   options and warrants:
    Actual                              331       331        144       144
    Assumed                               -     5,007          -     2,565
  Conversion of 6%
   convertible notes:
    Actual                                -         -          7         7
    Assumed                               -         -          -     7,616
  Purchase of common stock             (975)     (975)      (670)     (670)
                                    -------   -------    -------   -------
    Total                           131,368   136,375    126,922   137,103
                                    =======   =======    =======   =======

Per common share:
  Net earnings                     $    .47       .45        .61       .57
                                    =======   =======    =======   =======